Advanced Emissions Solutions Announces Results of 2016 Annual Meeting of Stockholders

HIGHLANDS RANCH, Colorado, June 27, 2016 - Marketwired - Advanced Emissions Solutions, Inc. (OTC PINK: ADES) (the "Company" or "ADES") today announced the outcome of its 2016 Annual Stockholder Meeting. All four proposals set forth in the Company’s previously published Proxy Statement, including the election of the Board of Directors, were approved by the stockholders. The Proxy Statement is available at www.advancedemissionssolutions.com and on the SEC Filings portal. The Company filed a Current Report on Form 8-K with the specific voting results of each proposal.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, its products and services, visit www.adaes.com or the ADA Blog (http://blog.adaes.com/).

Clean Coal Solutions, LLC (“CCS”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

Source: Advanced Emissions Solutions, Inc.

Investor Contact:
Alpha IR Group
Nick Hughes or Chris Hodges
312-445-2870
ADES@alpha-ir.com